Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
News Release

Pebblebrook Hotel Trust Announces Results of Special Meetings of Shareholders
Shareholders of Both Pebblebrook and LaSalle Approve Acquisition-Related Proposals
Companies Expect to Complete Transaction on November 30, 2018

Bethesda, MD, November 27, 2018 - Pebblebrook Hotel Trust (NYSE: PEB) (“Pebblebrook”) announced that shareholders of both Pebblebrook and LaSalle Hotel Properties (NYSE: LHO) (“LaSalle”) approved proposals relating to Pebblebrook’s acquisition of LaSalle at their separate special meetings of shareholders today. The results from the special meeting of LaSalle’s shareholders indicate that 99% of the shares voted were cast in favor of the proposal to approve Pebblebrook’s proposed acquisition of LaSalle, representing more than 86% of all outstanding LaSalle common shares. The results from the special meeting of Pebblebrook’s shareholders indicate that more than 99% of the shares voted were cast in favor of the proposal to approve the issuance of Pebblebrook common shares in connection with the acquisition.
Pursuant to the terms of the merger agreement dated September 6, 2018, as amended September 18, 2018, LaSalle shareholders were permitted to elect to receive share and/or cash consideration with respect to their LaSalle common shares. A maximum of 30% of the outstanding LaSalle common shares were permitted to elect to receive cash, and elections of cash are subject to pro rata cutbacks if holders of more than 30% of the outstanding LaSalle common shares elected to receive cash.
The preliminary results of the elections made by LaSalle shareholders are as follows:

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Holders of 85.8 million LaSalle common shares, or approximately 77% of the LaSalle common shares deemed outstanding for purposes of the election (including the shares held by Pebblebrook and not eligible to receive the cash consideration), elected to receive cash, and

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Holders of 25.4 million LaSalle shares, or approximately 23% of the LaSalle common shares eligible to elect, either elected to receive common shares, did not submit valid elections or submitted an election expressing no preference.

The cash component of the aggregate merger consideration is fixed at approximately $1.3 billion. LaSalle shareholders that validly elected to receive 100% cash consideration will receive an amount in cash equal to $37.80 multiplied by (i) the number of such holder’s LaSalle common shares multiplied by (ii) the cash consideration percentage of approximately 38.9%, and an amount of Pebblebrook common shares equal to approximately 61.1% of the number of such holder’s LaSalle common shares multiplied by 0.92. LaSalle shareholders that validly elected a combination of cash and share consideration shall be prorated based on the above percentages subject to their individual cash/share elections.
The transaction is expected to close on November 30, 2018, subject to customary closing conditions. For more information, please visit investor.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,973 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this communication that are not in the present or past tense or that discuss the expectations of Pebblebrook and/or LaSalle are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Pebblebrook and LaSalle operate and beliefs of and assumptions made by Pebblebrook management and LaSalle management, involve uncertainties that could significantly affect the financial results of Pebblebrook or LaSalle or the combined company. Pebblebrook and LaSalle intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” and variations of such words and similar expressions are intended to identify such forward looking statements, which generally are not historical in nature. Such forward-looking statements may include, but are not limited to, statements about the anticipated closing date of the proposed transaction. Pebblebrook does not undertake any duty to update any forward-looking statements appearing in this document.

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Pebblebrook Contacts:

Jon E. Bortz, Chairman and Chief Executive Officer, Pebblebrook Hotel Trust - (240) 507-1300
Raymond D. Martz, Executive Vice President and Chief Financial Officer - (240) 507-1330
Liz Zale, Pam Greene or Stephen Pettibone, Sard Verbinnen & Co - (212) 687-8080
Pat McHugh or Jon Einsidler, Okapi Partners - (212) 297-0720 or (855) 305-0855

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com